Exhibit 99.1

            WILD OATS MARKETS ANNOUNCES RESIGNATION OF ROBERT DIMOND

        GREGORY MAYS WILL ASSUME INTERIM ROLE AS CHIEF FINANCIAL OFFICER
                        UNTIL A REPLACEMENT IS IDENTIFIED

    BOULDER, Colo., Dec. 20 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced Robert Dimond, Chief Financial Officer, has resigned from the Company effective December 31, 2006.

    Mr. Dimond, who joined Wild Oats as CFO in January 2005, tendered his resignation on December 19, 2006 to pursue another opportunity, and will officially step down on December 31, 2006. Until a new or interim Chief Financial Officer is hired, Gregory Mays, the Company's Chairman of the Board and acting Chief Executive Officer, will oversee the Wild Oats Markets Finance and Accounting Departments. Mr. Mays has an extensive financial management background and was formerly Executive Vice President and Chief Financial Officer of Ralphs Grocery Company, a leading California-based food retailer.

    "We appreciate Bob's contributions during his tenure at Wild Oats," said Mr. Mays, Chief Executive Officer and Chairman of the Board of Wild Oats Markets. "He has built a strong financial management discipline, and significant expertise and depth in the accounting and finance departments of this Company. This strength, coupled with my extensive financial management background, will allow for a smooth transition until a permanent Chief Financial Officer is identified."

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic food markets in the U.S. and Canada. With annual sales of more than $1.1 billion, the Company currently operates 109 stores in 24 states and British Columbia. The Company's natural food stores include Wild Oats Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoats.com.

    Risk Factors and Uncertainties

    This release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Such forward-looking statements include: the number of stores the Company plans to open, remodel and relocate in the future, and the anticipated performance of such stores; the amount of capital expenditures required to open or remodel stores; expected future comparable store sales, revenues and earnings per share, future financial measures and prospects for favorable growth and performance.

    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to: the Company's ability to execute, the results of merchandising and marketing programs, the impact of competition and other factors as are set forth in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company's quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

SOURCE  Wild Oats Markets, Inc.
    -0-                             12/20/2006
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-303-396-6984/
    /Web site:  http://www.wildoats.com /